EXHIBIT (d)(4)

NEUBERGER BERMAN ETF TRUST
MANAGEMENT AGREEMENT
SCHEDULE A
SERIES OF NEUBERGER BERMAN ETF TRUST

Neuberger Berman China Equity ETF
Neuberger Berman Commodity Strategy ETF
Neuberger Berman Core Equity ETF
Neuberger Berman Energy Transition & Infrastructure ETF
Neuberger Berman Flexible Credit Income ETF
Neuberger Berman Growth ETF
Neuberger Berman Japan Equity ETF
Neuberger Berman Option Strategy ETF
Neuberger Berman Short Duration Income ETF
Neuberger Berman Small-Mid Cap ETF
Neuberger Berman Small Value
Neuberger Berman Total Return Bond ETF
Neuberger Berman Quality Select ETF

Date: April 30, 2025

NEUBERGER BERMAN ETF TRUST
MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

Fund	Rate of Compensation based on each Fund’s average daily net assets
NEUBERGER BERMAN COMMODITY STRATEGY ETF*
0.50% of the first $250 million
0.475% of the next $250 million
0.450% of the next $250 million
0.425% of the next $250 million
0.400% of the next $500 million
0.375% of the next $2.5 billion
0.350% in excess of $4 billion

NEUBERGER BERMAN CHINA EQUITY ETF NEUBERGER BERMAN JAPAN EQUITY ETF NEUBERGER BERMAN SMALL-MID CAP ETF	0.60%
NEUBERGER BERMAN CORE EQUITY ETF	0.30%
NEUBERGER BERMAN ENERGY TRANSITION & INFRASTRUCTURE ETF	0.55%
NEUBERGER BERMAN FLEXIBLE CREDIT INCOME ETF	0.40%
NEUBERGER BERMAN GROWTH ETF	0.47%
NEUBERGER BERMAN OPTION STRATEGY ETF	0.41%
NEUBERGER BERMAN SHORT DURATION INCOME ETF	0.17% of the first $2 billion 0.15% in excess of $2 billion
NEUBERGER BERMAN TOTAL RETURN BOND ETF	0.28%
NEUBERGER BERMAN QUALITY SELECT ETF	0.46%
NEUBERGER BERMAN SMALL VALUE ETF	0.40%
*To the extent Neuberger Berman Commodity Strategy ETF (“Commodity Strategy ETF”) invests its assets in Neuberger Berman Cayman Commodity Fund I Ltd., a wholly owned subsidiary of Commodity Strategy ETF, or in any other wholly owned subsidiary of Commodity Strategy ETF advised by the Manager (collectively, “Commodity Strategy ETF Subsidiary”), the amount of the advisory fee payable to the Manager under this Agreement as calculated pursuant to the Rate of Compensation set forth above will be reduced by the amount of any advisory fee that the Manager receives from the Commodity Strategy ETF Subsidiary. When calculating asset levels for purposes of determining the Rate of Compensation of Commodity Strategy ETF, asset levels are based on the average daily net assets of Commodity Strategy ETF, including the assets invested in the Commodity Strategy ETF Subsidiary.

Date: April 30, 2025